EXHIBIT 99.2
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Current Report on Form 8-K. The discussion and analysis is derived from the consolidated operating results and activities of First Potomac Realty Trust.
Overview
     The Company strategically focuses on acquiring, developing and redeveloping properties that it believes can benefit from its intensive property management and seeks to reposition these properties to increase their profitability and value. The Company’s portfolio of properties contains a mix of single-tenant and multi-tenant industrial properties and business parks. Industrial properties generally are used as warehouse, distribution or manufacturing facilities, while business parks combine office building features with industrial property space. As of December 31, 2007, the Company owned approximately 11.4 million square feet, and the Company’s properties were 86.3% occupied by 610 tenants. The Company also owned land that can accommodate approximately 1.6 million square feet of development. As of December 31, 2007, the Company’s largest tenant was the U.S. Government, which accounted for 7.3% of the Company’s total annualized rental revenue. The Company derives substantially all of its revenue from leases of space within its properties.
     The primary source of the Company’s revenue and earnings is rent received from customers under long-term (generally three to ten years) operating leases at its properties, including reimbursements from customers for certain operating costs. Additionally, the Company may generate earnings from the sale of assets either outright or contributed into joint ventures.
     The Company’s long-term growth will be driven by its ability to:
•	maintain and increase occupancy rates and/or increase rental rates at its properties;

•	sell assets to third parties or contribute properties to a joint venture; and

•	continue to grow its portfolio through acquisition of new properties, potentially through a joint venture.
Significant 2007 Developments
     During 2007, the Company completed the following:
•	Acquired six properties totaling approximately 0.9 million square feet at a total cost of $88.6 million;

•	Completed developments totaling 253,000 square feet at 15395 John Marshall Highway, Crossways Commerce Center and Cavalier Industrial Park at a total cost of approximately $18.6 million, of which 134,500 square feet was pre-leased prior to substantial completion;

•	Entered into a first amendment to its unsecured revolving credit facility, which extended the facility’s maturity by one year to April 26, 2010, with the ability to further extend the facility to April 26, 2011 and lowered the interest rate spread from 120 to 160 basis points over LIBOR to 80 to 135 basis points over LIBOR;

•	Filed a shelf registration statement with the SEC that permits the Company to offer and sell common shares, preferred shares and debt securities from time to time on a continuous basis under Rule 415 of the Securities Act of 1933, as amended;

•	Entered into a $50.0 million Secured Term Loan with Key Bank, N.A. The loan, which matures in August 2010, has a one-year extension option and can be expanded to $100 million; and

•	Purchased, from unaffiliated limited partners, 180,580 Operating Partnership units in its Operating Partnership for $5.2 million in cash.
     Total assets at December 31, 2007 were $1.1 billion compared to $1.0 billion at December 31, 2006.

Development and Redevelopment Activity
     During 2007, the Company had commenced development and redevelopment of several parcels of land, including land adjacent to previously acquired properties and land acquired with the intent to develop. The Company intends to construct business parks and/or industrial properties on a build-to-suit basis or with the intent to lease upon completion of construction.
     During 2007, the Company substantially completed development work on the following properties noted below:
•	John Marshall Highway — a 112,000 square foot flex warehouse building addition was completed on April 1, 2007. The total cost of the building was approximately $8.3 million. Development costs incurred include architectural design, site and building engineering, site work and construction activities. The building was 100% pre-leased to the existing tenant at this property;

•	Crossways Commerce Center — a 45,000 square foot two-story office building addition was substantially completed in November 2007 at a total cost of $4.9 million. Development costs incurred include civil, architectural, structural, mechanical, electrical and plumbing design drawings as well as construction costs that included site work, concrete, steel, masonry, roofing, glass and glazing and fire protection. The Company pre-leased approximately 22,000 square feet of this addition while in development; and

•	Cavalier Industrial Park — a 96,000 square foot warehouse building was substantially completed in December 2007 at a total cost of $5.4 million. Development costs incurred include civil, architectural, structural, mechanical, electrical and plumbing design as well as construction costs that include site work, concrete, steel masonry, roofing storefront, painting, mechanical, fire protection, plumbing and electrical.
     As of December 31, 2007, the Company had incurred development and redevelopment expenditures for several buildings, of which the more significant projects are noted below:
•	Sterling Park Business Center — a 58,000 square foot business park has been designed. The Company began development efforts on approximately 25% of the total developable land at the site. Civil site planning and storm water management for two buildings has been completed, and development costs incurred to date include overall master and site planning, geotechnical and wetland studies, civil, storm water management, architectural, structural, mechanical, electrical and plumbing engineering design. Construction costs include site concrete work for one building. Additional development costs are being incurred on several access roads required for the overall project acceptance and completion;

•	Ammendale Business Park — a 76,000 square foot business park redevelopment. Costs incurred to date include architectural and engineering schematic development as well as construction costs that include roofing and mechanical demolition; and

•	Enterprise Parkway — an 85,000 square foot multi-tenanted office space redevelopment. Costs incurred to date include building, lobby and common corridor renovation as well as schematic architectural and engineering design.
     During 2007, the Company also began redevelopment efforts on space totaling 72,000 square feet at Gateway 270, Sterling Park Business Center and Gateway Centre. The Company will commence redevelopment efforts on unfinished vacant space through the investment of capital in electrical, plumbing and other capital improvements in order to expedite the leasing of unfinished space. The Company anticipates development and redevelopment efforts on these projects will be completed in 2008. At December 31, 2007, the Company had several land parcels that can accommodate approximately 1.6 million square feet of additional development. The Company also has a 4,500 square foot retail pad site under development and scheduled to be completed in 2008 at Snowden Center in Columbia, Maryland.
Critical Accounting Policies and Estimates
     The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) that require the Company to make certain estimates and assumptions. Critical accounting policies and estimates are those that require subjective or complex judgments and are the policies and estimates that the Company deems most important to the portrayal of its financial condition and results of operations. It is possible that the use of different reasonable estimates or assumptions in making these judgments could result in materially different amounts being reported in the Company’s consolidated financial statements. The Company’s critical accounting policies relate to revenue recognition, including evaluation of the collectability of accounts receivable, impairment of long-lived assets, purchase accounting for acquisitions of real estate and stock-based compensation.
     The following is a summary of certain aspects of these critical accounting policies.
Revenue Recognition
     Rental revenue under leases with scheduled rent increases or rent abatements is recognized using the straight-line method over the term of the leases. Accrued straight-line rents included in the Company’s consolidated balance sheets represent the aggregate excess of rental revenue recognized on a straight-line basis over contractual rent under applicable lease provisions. The Company’s leases generally contain provisions under which the tenants reimburse the Company for a portion of the Company’s property operating expenses and real estate taxes. Such reimbursements are recognized in the period that the expenses are incurred. Lease termination fees are recognized on the date of termination when the related leases are canceled and the Company has no continuing obligation to provide services to such former tenants.
     The Company must make estimates of the collectability of its accounts receivable related to minimum rent, deferred rent, tenant reimbursements, lease termination fees and other income. The Company specifically analyzes accounts receivable and historical bad debt experience, tenant concentrations, tenant creditworthiness and current economic trends when evaluating the adequacy of its allowance for doubtful accounts receivable. These estimates have a direct impact on the Company’s net income as a higher required allowance for doubtful accounts receivable will result in lower net income. The uncollectible portion of the amounts due from tenants, including straight-line rents, is charged to property operating expense in the period in which the determination is made.
Investments in Real Estate and Real Estate Entities
     Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.
     Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings	39 years
Building improvements	5 to 15 years
Furniture, fixtures and equipment	5 to 15 years
Tenant improvements	Shorter of the useful lives of the assets or the terms of the related leases
Lease related intangible assets	Term of related lease
     The Company reviews market conditions for possible impairment of a property’s carrying value. When circumstances such as adverse market conditions or changes in management’s intended holding period indicate a possible impairment of the value of a property, an impairment analysis is performed. The Company assesses the recoverability based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition. This estimate is based on projections of future revenues, expenses and capital improvement costs. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. The Company is required to make subjective assessments as to whether there are impairments in the values of its investments in real estate.
     The Company will classify a building as held for sale in the period in which it has made the decision to dispose of the building, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist which could cause the transaction not to be completed in a timely manner. If these criteria are met, the Company will record an impairment loss if the fair value of the building, less anticipated selling costs, is lower than its carrying amount. The Company will classify any impairment loss, together with the building’s operating results, as discontinued operations on its statement of operations and classify the assets and related liabilities as held-for-sale on the balance sheet. Interest expense is reclassified to discontinued operations only to the extent the property to be disposed of secures specific mortgage debt.
     On June 5, 2008, the Company sold its property known as Alexandria Corporate Park located at 6315 Bren Mar Drive in

Alexandria, Virginia, and recognized a gain on sale of $14.3 million. The property was located in the Company’s Northern Virginia reporting segment. Operating results of Alexandria Corporate Park are reflected as discontinued operations in the Company’s consolidated statements of operations.
     During May 2006, the Company sold its property located at 6600 Business Parkway in Elkridge, Maryland. As a result, operating results and the gain on disposal for these assets are reflected as discontinued operations in the Company’s consolidated statements of operations. The Company has had and will have no continuing involvement with the properties subsequent to their disposal.
Purchase Accounting
     Acquisitions of rental property from third parties are accounted for at fair value, which is allocated between land and building on an as-if vacant basis based on management’s estimate of the fair value of those components for each type of property and to tenant improvements based on the depreciated replacement cost of the tenant improvements, which approximates the fair value. The purchase price is also allocated as follows:
▪	the value of leases based on the leasing origination costs at the date of the acquisition, which approximates the market value of the lease origination costs had the in-place leases been originated on the date of acquisition; the value of in-place leases represents absorption costs for the estimated lease-up period in which vacancy and foregone revenue are incurred;

▪	the value of above and below market in-place lease values based on the present value (using a discount rate that reflects the risks associated with the acquired leases) of the difference between the contractual rent amounts to be paid under the lease and the estimated fair market lease rates for the corresponding spaces over the remaining non-cancelable terms of the related leases, which range from one to twenty years; and

▪	the intangible value of tenant or customer relationships.
The Company’s determination of these values requires it to estimate market rents for each of the leases and make certain other assumptions. These estimates and assumptions affect the rental revenue, depreciation expense and amortization expense it recognizes for these leases and associated intangible assets and liabilities.
Stock Compensation
     Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, Share-Based Payment, which require that the cost for all share-based payment transactions be recognized as a component of income from continuing operations. The statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award — the requisite service period (usually the vesting period).
Results of Operations
     Comparison of the Years Ended December 31, 2007, 2006 and 2005
     The Company completed acquisitions totaling $551.3 million during the three years ended December 31, 2007 and owned 11.4 million, 10.4 million and 8.3 million square feet of leasing space at December 31, 2007, 2006 and 2005, respectively. Operating results period over period are significantly affected by the volume and timing of acquisitions.
     Outlined below is a summary of properties acquired during each of the years being compared:
     2007 Acquisitions
     The Company acquired the following buildings at an aggregate purchase cost of $88.6 million during 2007: three buildings at Greenbrier Business Center; one building at Pine Glen; two buildings at Ammendale Business Park; two buildings at River’s Bend Center; and two buildings at Annapolis Commerce Park East. Collectively, the buildings are referred to as the “2007 Acquisitions.”

     2006 Acquisitions
     The Company acquired the following buildings at an aggregate purchase cost of $237.6 million during 2006: four buildings at River’s Bend Center; two buildings at Northridge I & II; two buildings at Crossways Commerce Center; three buildings at Sterling Park Business Center; eleven buildings at Chesterfield Business Center; four buildings at Hanover Business Center; six buildings at Gateway 270; four buildings at Ammendale Business Park; one building at Norfolk Commerce Park; two buildings at Owings Mills Business Park; and three buildings at Park Central. Collectively, the buildings are referred to as the “2006 Acquisitions.”
     2005 Acquisitions
     The Company acquired the following buildings at an aggregate purchase cost of $225.1 million during 2005: four buildings at Reston Business Campus; three buildings at Cavalier Industrial Park; four buildings at Lafayette Business Park; one building at Glenn Dale Business Center; three buildings at Gateway Centre; two buildings at Crossways Commerce Center; one building at Enterprise Parkway; two buildings at Sterling Park Business Center; four buildings at Diamond Hill Distribution Center; three buildings at Linden Business Center; one building at Prosperity Business Center; four buildings at Owings Mills Business Park; and two buildings at 1000 Lucas Way. Collectively, the buildings are referred to as the “2005 Acquisitions.”
     All properties owned by the Company prior to the years being compared are referred to as the “Remaining Portfolio,”
     Total Revenues
     Total revenues are summarized as follows:

	Years Ended December 31,			Percent	Years Ended December 31,			Percent
(amounts in thousands)	2007	2006	Increase	Change	2006	2005	Increase	Change
Rental	$98,814	$83,165	$15,649	19%	$83,165	$59,767	$23,398	39%
Tenant reimbursements & other	$20,775	$16,579	$4,196	25%	$16,579	$11,294	$5,285	47%
     Rental Revenue
     Rental revenue is comprised of contractual rent, the impacts of straight-line revenue and the amortization of above and below market leases. Rental revenue increased $15.6 million in 2007 as compared to 2006 primarily due to a full year of ownership of the 2006 Acquisitions, which contributed $8.8 million in additional rental revenue to the portfolio in 2007 compared to 2006. Also, the 2007 Acquisitions contributed rental revenue of $6.4 million during 2007. The remaining increase in rental revenue can be attributed to an increase in rental rates, as the average rental rates on new and renewal leases increased 16.9% and 10.3%, respectively, during 2007, as a result of 2.0 million square feet of new and renewal leases executed during the year. The increase in rental revenue in 2007 compared to 2006 includes $5.2 million for the Company’s Maryland reporting segment, $1.3 million for the Northern Virginia reporting segment and $9.1 million for the Southern Virginia reporting segment.
     The Company’s portfolio occupancy was 86.3% at December 31, 2007 compared to 87.5% at December 31, 2006. The Company experienced 2.3 million square feet of expired or terminated leases during 2007. The Company’s weighted average occupancy during 2007 was 87.4% compared to 88.1% in 2006. During the fourth quarter of 2007, vacancy increased as Interstate Plaza became fully vacant as the tenant that fully occupied the building did not renew its lease. The Company also had an early termination at Diamond Hill Distribution Center, which allowed it to recapture certain space for marketing that was known to be expiring.
     Rental revenue increased $23.4 million in 2006 as compared to 2005, primarily due to recognizing a full year of operations for the 2005 Acquisitions, which contributed $12.3 million in additional rental revenue to the portfolio in 2006 compared to 2005. Also, the 2006 Acquisitions generated rental revenue of $10.1 million during 2006. The Remaining Portfolio contributed to the additional increase in rental revenue as a result of increased occupancy at several properties and higher rental rates. During 2006, average rental rates on new and renewal leases increased 19.3% and 6.7%, respectively, over existing leases. The increase in rental revenue in 2006 compared to 2005 includes $3.4 million for the Company’s Maryland reporting segment, $6.3 million for the Northern Virginia reporting segment and $13.7 million for the Southern Virginia reporting segment.

     Tenant Reimbursements and Other Revenues
     Tenant reimbursements and other revenues include operating and common area maintenance costs reimbursed by the Company’s tenants as well as incidental other revenues such as lease termination fees and late fees. Tenant reimbursements and other revenues increased $4.2 million in 2007 compared to 2006, primarily due to a full year of ownership of the 2006 Acquisitions, which resulted in $2.2 million of additional tenant reimbursements and other revenues to the portfolio in 2007. The 2007 Acquisitions further contributed tenant reimbursements and other revenues of $0.9 million during 2007. Tenant reimbursements and other revenues increased $0.4 million for the Remaining Portfolio during 2007 as a result of an increase in termination fee income and expense recoveries. The increase in tenant reimbursements and other revenues in 2007 compared to 2006 include $1.8 million for the Maryland reporting segment, $0.4 million for the Northern Virginia reporting segment and $2.0 million for the Southern Virginia reporting segment.
     Tenant reimbursements and other revenues increased $5.3 million from 2006 to 2005, primarily due to the recognition of a full year of operations for the 2005 Acquisitions, which resulted in $2.8 million of additional tenant reimbursements and other revenues during 2006. The increase can also be attributed to the 2006 Acquisitions, which contributed $1.8 million in tenant reimbursements and other revenues during 2006. The increase in tenant reimbursements and other revenues in 2006 compared to 2005 include $0.5 million for the Company’s Maryland reporting segment, $1.9 million for the Northern Virginia reporting segment and $2.9 million for the Southern Virginia reporting segment.
Total Expenses
     Property Operating Expenses
     Property operating expenses are summarized as follows:

	Years Ended December 31,			Percent	Years Ended December 31,			Percent
(amounts in thousands)	2007	2006	Increase	Change	2006	2005	Increase	Change
Property operating expenses	$25,217	$19,266	$5,951	31%	$19,266	$12,810	$6,456	50%
Real estate taxes and insurance	$10,813	$ 8,705	$2,108	24%	$8,705	$6,097	$2,608	43%
     Property Operating Expenses
     Property operating expenses increased $6.0 million in 2007 as compared to 2006 primarily due to a full year of ownership of the 2006 Acquisitions, which resulted in $2.4 million of additional property operating expenses in 2007. The 2007 Acquisitions also contributed $1.6 million of property operating expenses during 2007. The balance of the increase in property operating expenses can be largely attributed to an increase in utilities expense, administrative expense and additional snow and ice removal costs from the Remaining Portfolio during 2007. Administrative expenses increased in 2007 due largely to the Company fully implementing its regional structure resulting in additional personnel and administrative costs of the three regions allocated to properties and generally recoverable from tenants. The increase in property operating expenses in 2007 compared to 2006 includes $1.8 million for the Maryland reporting segment, $0.7 million for the Northern Virginia reporting segment and $3.5 million for the Southern Virginia reporting segment.
     Property operating expenses increased $6.5 million from 2006 to 2005 primarily due to recognizing a full year of operating expenses for the 2005 Acquisitions and the partial-year impact of the 2006 Acquisitions, which contributed $3.5 million and $2.0 million, respectively, in additional property operating expenses during 2006. A portion of the increase in overall property operating expenses was driven in part by increased utility costs on the Remaining Portfolio in 2006 as compared to 2005, primarily due to higher electrical rates and usage. The impact of deregulation of utilities for our Maryland properties in particular also resulted in higher competitive utility costs in 2006 as compared to 2005. In 2006, the Company entered into utility contracts that provide for fixed utility rates, thus minimizing future rate fluctuation impacts for our Maryland properties. The increase in property operating expenses in 2006 compared to 2005 includes $1.1 million for the Maryland reporting segment, $1.5 million for the Northern Virginia reporting segment and $3.9 million for the Southern Virginia reporting segment.

     Real Estate Taxes and Insurance
     Real estate taxes and insurance expenses increased $2.1 million from 2007 to 2006 primarily due to acquisitions. The 2006 Acquisitions and 2007 Acquisitions resulted in $1.1 million and $0.6 million, respectively, of additional real estate taxes and insurance expenses to the portfolio in 2007. The balance of the increase can be attributed to generally higher real estate taxes on the Remaining Portfolio, primarily due to higher assessments in Fairfax County, Virginia. The increase in real estate taxes and insurance expenses in 2007 compared to 2006 include $0.7 million for the Maryland reporting segment, $0.5 million for the Northern Virginia reporting segment and $0.9 million for the Southern Virginia reporting segment.
     Real estate taxes and insurance expenses increased $2.6 million during 2006 as compared to 2005, is due primarily to $1.4 million in additional real estate taxes and insurance costs from a full year of ownership of the 2005 Acquisitions. The remaining increase is largely attributable to the 2006 Acquisitions, which incurred $1.2 million of real estate taxes and insurance costs during 2006. The increase in real estate taxes and insurance expenses in 2006 compared to 2005 include $0.4 million for the Maryland reporting segment, $0.7 million for the Northern Virginia reporting segment and $1.5 million for the Southern Virginia reporting segment.
Other Operating Expenses
     General and administrative expenses are summarized as follows:

	Years Ended December 31,			Percent	Years Ended December 31,			Percent
(amounts in thousands)	2007	2006	Increase	Change	2006	2005	Increase	Change
	$10,453	$9,832	$621	6%	$9,832	$7,940	$1,892	24%
     General and administrative expenses increased $0.6 million during 2007 compared to the same period in 2006, primarily due to increased personnel, resulting in higher compensation and benefits-related expenses. The increase in general and administrative expenses was partially offset by a reduction in incentive compensation for the Company’s executive officers.
     General and administrative expenses increased $1.9 million in 2006 from 2005, primarily due to share-based compensation expense, which was accelerated due to the vesting of a portion of restricted shares awarded in 2005, as certain market based performance measures were achieved in 2006. The adoption of SFAS No. 123R, Share-Based Payment, in 2006, resulted in an increase in expense associated with stock options as well as increased expense from non-vested share awards due to the issuance of additional restricted share awards in 2006 and expense recognition using a derived service period and fair value for awards based on market conditions rather than a stated time-based vesting period of the award. As a result, share-based compensation expense increased $1.3 million in 2006 as compared to 2005. The balance of the difference resulted primarily from higher rent expense and increased personnel costs in 2006 as compared to 2005.
     Depreciation and amortization expenses are summarized as follows:

	Years Ended December 31,			Percent	Years Ended December 31,			Percent
(amounts in thousands)	2007	2006	Increase	Change	2006	2005	Increase	Change
	$40,023	$33,465	$6,558	20%	$33,465	$23,257	$10,208	44%
     Depreciation and amortization expense includes depreciation of real estate assets, amortization of intangible assets and leasing commissions. Depreciation and amortization expense increased $6.6 million in 2007 compared to 2006 primarily due to the 2006 and 2007 Acquisitions, which generated additional depreciation and amortization expense of $4.8 million and $3.5 million, respectively. The increase in depreciation expense from the 2007 and 2006 Acquisition was partially offset by a decline in depreciation expense from the Remaining Portfolio during 2007 as certain acquired intangible assets fully amortized.
     Depreciation and amortization expense increased $10.2 million in 2006 from 2005 primarily due to depreciation and amortization expense from the 2006 and 2005 Acquisitions, which generated additional expense of $6.0 million and $5.8 million, respectively. This was offset by lower depreciation expense of $2.2 million for the Remaining Portfolio due to lower depreciation costs as a result of certain acquired intangible assets fully amortized.

       Other Expenses
     Interest expense is summarized as follows:

	Years Ended December 31,			Percent	Years Ended December 31,			Percent
(amounts in thousands)	2007	2006	Increase	Change	2006	2005	Increase	Change
	$35,587	$28,500	$7,087	25%	$28,500	$20,191	$8,309	41%
     Interest expense increased $7.1 million during 2007 compared to the same period in 2006 due to the issuance of additional debt during 2006 to fund acquisitions and development. During December 2006, the Company completed an offering of $125.0 million of Exchangeable Senior Notes, which were issued at a discount. The issuance resulted in an additional $5.2 million of interest expense in 2007. In June 2006, the Company issued $75.0 million of unsecured Senior Notes, which resulted in $2.3 million of additional interest expense in 2007. In August 2007, the Company entered into a $50.0 million secured term loan, which resulted in interest expense of $1.3 million in 2007. Mortgage interest expense increased $1.2 million during 2007 compared to 2006, primarily due to additional mortgage debt assumed with the 2006 Acquisitions. The increase in interest expense was partially offset by a $1.2 million decrease in interest expense associated with a lower average balance on the Company’s unsecured revolving credit facility and a $1.0 million decrease associated with a term loan that was paid off in 2006. Also, the increase in interest expense was partially offset by $1.0 million of additional capitalized interest related to development and redevelopment activity in 2007.
     Interest expense increased $8.3 million from 2006 from 2005, primarily due to the issuance of additional debt in 2006 to fund acquisitions and development. During 2006, the Company completed a private placement of unsecured Senior Notes totaling $75.0 million to fund the purchase of several of the 2006 Acquisitions and repay outstanding debt. Also, the Company issued $125.0 million of Exchangeable Senior Notes for net proceeds of $122.2 million, net of discount. The outstanding balances on the two notes resulted in additional interest expense of $2.8 million in 2006. The Company issued a term loan in 2006, which resulted in an additional $1.0 million of interest expense. Further, interest expense increased $2.4 million and $0.7 million as a result of the mortgage debt assumed with the 2005 and 2006 Acquisitions, respectively. The increase in interest expense can also be attributed to higher average borrowings and higher average interest rates on the Company’s unsecured revolving credit facility, as proceeds from the facility were used to fund the 2006 Acquisitions. Weighted average borrowings on the unsecured revolving credit facility increased $13.9 million and the weighted average interest rate increased 1.5 percentage points, which resulted in $1.5 million of additional interest expense in 2006. The Company had no outstanding borrowings under the credit facility as of December 31, 2006. The increase in interest expense was partially offset by the capitalization of $0.3 million of interest related to development activity in 2006. The Company did not capitalize any interest in 2005.
     Interest and other income are summarized as follows:

	Years Ended December 31,			Percent	Years Ended December 31,			Percent
(amounts in thousands)	2007	2006	Decrease	Change	2006	2005	Increase	Change
	$685	$1,032	$347	34%	$1,032	$137	$895	653%
     Interest income includes amounts earned on the Company’s funds held in various cash operating and escrow accounts. Other income includes amounts earned from sub-tenant rental revenue from three sub-tenants. Interest income decreased $0.3 million in 2007 primarily due to the Company receiving a $0.3 million settlement of a bankruptcy claim in 2006 from a former tenant that vacated its lease in 2003 prior to expiration. The Company maintained a lower average cash balance in 2007 compared to 2006 primarily as a result of increased development, redevelopment and capital improvement activities. The Company earned an interest rate of 5.20% on an average cash balance of $4.2 million during 2007, compared to 5.00% on an average cash balance of $6.4 million during 2006.
     Interest income increased $0.9 million in 2006 from 2005 primarily due to maintaining higher average cash balances and increased interest rates. The Company earned an interest rate of 5.00% on an average cash balance of $6.4 million during 2006, compared to 2.47% on an average cash balance of $1.6 million during 2005. In 2006, the Company received a $0.3 million settlement of a bankruptcy claim from a former tenant that vacated its lease in 2003 prior to expiration, which is included in other income. In addition, in 2006 the Company earned $0.2 million in sub-tenant rental revenue associated with the sub-lease of its former corporate offices from three sub-tenants.

     Loss on interest-rate lock agreement is summarized as follows:

	Years Ended December 31,			Percent	Years Ended December 31,			Percent
(amounts in thousands)	2007	2006	Decrease	Change	2006	2005	Increase	Change
	$—	$671	$671	—	$671	$—	$671	—
     In May 2006, the Company entered into a forward Treasury Lock Agreement (“treasury lock”) to lock-in the interest rate on an anticipated future debt issuance that subsequently closed in June 2006. The intent of the treasury lock was to minimize the risk of rising interest rates during the period prior to issuance. The derivative did not qualify for hedge accounting treatment, and upon the cash settlement of the contract in June 2006, the Company recognized the $0.7 million change in fair value as an expense.
     Loss on early retirement of debt is summarized as follows:

	Years Ended December 31,			Percent	Years Ended December 31,			Percent
(amounts in thousands)	2007	2006	Decrease	Change	2006	2005	Decrease	Change
	$—	$121	$121	—	$121	$2,546	$2,425	95%
     In February 2006, the Company entered into a $50.0 million Term Loan Agreement to fund acquisitions and partially pay down the Company’s unsecured revolving credit facility. The Company paid off the term loan with proceeds from its Senior Notes issuance. The early repayment resulted in a $0.1 million loss on early retirement of debt during 2006 due to the write-off of deferred financing costs.
     In July 2005, the Company closed on a $100.0 million fixed-rate secured financing with Jackson National Life Insurance Company. The loan was funded in two stages with proceeds from the first funding used to repay all of the Company’s floating rate mortgage debt and reduce the balance outstanding on its unsecured revolving credit facility. The Company incurred a $0.1 million charge associated with the write-off of unamortized financing costs on the debt retired. Proceeds from the second funding were used to satisfy the obligation under a mortgage loan maturing in December 2007 and bearing interest at 7.26%. The Company incurred a $2.8 million charge related to the costs associated with satisfying the obligation under this loan and writing off unamortized financing costs. Included in the charge was $0.3 million associated with the mortgage that encumbered 6600 Business Parkway, which was reclassified to income from discontinued operations.
       Minority Interests in income (loss) from Continuing Operations
     Minority interests are summarized as follows:

	Years Ended December 31,			Percent	Years Ended December 31,			Percent
(amounts in thousands)	2007	2006	Decrease	Change	2006	2005	Increase	Change
	$(56)	$7	$63	900%	$7	$(109)	$116	106%
     Minority interests reflect the ownership interests of the Operating Partnership held by parties other than the Company. The decrease in minority interest expense in 2007 compared to 2006 can be attributed to a $2.0 million reduction in income from continuing operations before minority interests. The outstanding interests owned by limited partners also decreased to 3.2% as of December 31, 2007 from 3.8% as of December 31, 2006, as a result of Operating Partnership unit redemptions. During 2007, 25,000 Operating Partnership units were redeemed for 25,000 common shares and 180,580 Operating Partnership units were purchased by the Company for $5.2 million in cash. The decline in minority interest ownership was partially offset by the issuance of 72,159 Operating Partnership units used to partially fund the acquisition of Annapolis Commerce Park East.
     Minority interest expense increased in 2006 compared to 2005 due to a $1.9 million increase in income from continuing operations before minority interests, which was primarily driven by the impacts of the 2005 and 2006 Acquisitions. The outstanding interests owned by limited partners decreased to 3.8% as of December 31, 2006 from 6.5% as of December 31, 2005, which is primarily attributable to the redemption of 462,135 Operating Partnership units in 2006 and the Company’s common stock offering of 3,450,000 common shares in July 2006.

       Income from Discontinued Operations
     Income from discontinued operations is summarized as follows:

	Years Ended December 31,			Percent	Years Ended December 31,			Percent
(amounts in thousands)	2007	2006	Decrease	Change	2006	2005	Increase	Change
	$2,296	$9,822	$7,526	77%	$9,822	$2,884	$6,938	241%
     On June 5, 2008, the Company sold its property known as Alexandria Corporate Park located at 6315 Bren Mar Drive in Alexandria, Virginia, and recognized a gain on sale of $14.3 million. The property was located in the Company’s Northern Virginia reporting segment. Operating results of Alexandria Corporate Park are reflected as discontinued operations in the Company’s consolidated statement of operations.
     During May 2006, the Company sold 6600 Business Parkway located in Elkridge, Maryland and recognized a gain on sale of $7.5 million. The Company has had no continuing involvement with this building; therefore the property’s operating results are classified as discontinued operations. Income from discontinued operations in 2005 represented the property operating results of 6600 Business Parkway. The Company had not committed to a disposition plan nor had it disposed of any additional real estate assets as of December 31, 2007.
       Cash Flows
     Consolidated cash flow information is summarized as follows:

	Years ended December 31,			Change
(amounts in thousands)	2007	2006	2005	2007 vs. 2006	2006 vs. 2005
Cash and cash equivalents	$5,198	$41,367	$3,356	$(36,169)	$38,011
Cash provided by operating activities	40,921	35,942	25,012	4,979	10,930
Cash used in investing activities	(113,348)	(204,152)	(142,011)	90,804	(62,141)
Cash provided by financing activities	36,258	206,221	117,823	(169,963)	88,398
       Comparison of the Years Ended December 31, 2007 and 2006
     Net cash provided by operating activities increased $5.0 million in 2007. This increase was largely the result of an increase in operating income before depreciation and amortization from the 2007 and 2006 Acquisitions.
     Net cash used in investing activities decreased $90.8 million in 2007 as a result of fewer property acquisitions. In 2007, the Company purchased six properties for a total purchase price of $88.6 million, which includes the assumption of mortgage debt fair valued at $8.9 million and the issuance of Operating Partnership units valued at $1.7 million, compared to 14 properties acquired during 2006 for a total purchase price of $237.6 million, which includes the assumption of mortgage debt fair valued at $37.5 million. The decrease in property acquisitions was partially offset by an increase in development activity spending of $8.4 million in 2007 compared to 2006. During 2006, the Company received net proceeds of $15.4 million from the sale of 6600 Business Parkway. The Company had no property sales during 2007.
     Net cash provided by financing activities decreased $170.0 million in 2007 as a result of lower proceeds from borrowings during the year. During 2007, net proceeds from borrowings totaled $138.0 million, compared to net proceeds from borrowings of $334.9 million in 2006. The 2007 borrowings include proceeds from the $50 million secured term loan issuance and borrowings under the unsecured revolving credit facility. The 2006 borrowings include proceeds from the $75 million and $125 million senior note issuances, with the remaining proceeds drawn on the unsecured revolving credit facility. The additional borrowings in 2006 were a result of greater property acquisitions during the year. The Company received net proceeds of $90.0 million from the July 2006 common share offering. The Company repaid borrowings of $59.6 million in 2007 compared to the repayment of borrowings of $180.1 million in 2006. The Company also purchased a capped call option for $7.6 million concurrent with the issuance of the $125 million Exchangeable Senior Notes in December 2006. During 2007, the Company purchased $5.2 million of additional Operating Partnership units. In 2007, the Company paid dividends to shareholders of $32.9 million compared to $27.5 million in 2006.
       Comparison of the Years Ended December 31, 2006 and 2005
     Net cash provided by operating activities increased $10.9 million in 2006. This increase was largely the result of an increase in operating income before depreciation and amortization from the 2006 and 2005 Acquisitions.
     Net cash used in investing activities increased $62.1 million in 2006 primarily as a result of funding the cash portion of the 2006 Acquisitions, which were acquired for a total purchase price of $237.6 million, including mortgage debt assumed as part of the acquisitions with a total fair value of $37.5 million. In 2006, the Company received net proceeds of $15.4 million from the sale of 6600 Business Parkway. The Company had no property sales during 2005. The Company also commenced significant development activities on various development efforts through investing $5.4 million during 2006, largely in the John Marshall Highway addition and Sterling Park Business Center projects.
     Net cash provided by financing activities increased $88.4 million in 2006 from net proceeds on borrowings of $334.9 million incurred to finance acquisitions and repay outstanding debt, compared to net proceeds on borrowings of $286.9 million in 2005. The 2006 borrowings include proceeds from the $75 million and $125 million Senior Note issuances, with the remaining proceeds drawn on the unsecured revolving credit facility. The Company received net proceeds of $90.0 million from the July 2006 common share offering and repaid borrowings of $180.1 million in 2006 compared to offering proceeds received and repayment of borrowings of $124.0 million and $271.5 million, respectively, in 2005. The Company also purchased a capped call option for $7.6 million concurrent with the issuance of the $125 million Exchangeable Senior Notes in December 2006. Finally, the Company paid dividends to shareholders of $27.5 million in 2006 compared to $19.0 million in 2005.
Same Property Net Operating Income
     Same Property Net Operating Income (“Same Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties owned by the Company for the entirety of the periods presented, except for properties classified as discontinued operations as required under GAAP, is a primary performance measure the Company uses to assess the results of operations at its properties. As an indication of the Company’s operating performance, Same Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of the Company’s Same Property NOI to net income from its consolidated statements of operations is presented below. The Same Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, and include real estate taxes and insurance capitalized during redevelopment periods, as these items vary significantly period over period thus impacting trends and comparability. Also, the Company eliminates depreciation and amortization expense, which are property level expenses, in computing Same Property NOI as these are non-cash expenses that are based on historical cost accounting and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.
2007 Compared to 2006
     The following tables of selected operating data provide the basis for our discussion of Same Property NOI in 2007 compared to 2006:

	Years Ended December 31,
(dollars in thousands)	2007	2006	$ Change	% Change
Number of buildings (1)	110	110	—	—
Same property revenues
Rental	$72,697	$73,107	$(410)	(0.6)
Tenant reimbursements and other	15,001	14,534	467	3.2

Total same property revenues	87,698	87,641	57	0.1

	Years Ended December 31,
(dollars in thousands)	2007	2006	$ Change	% Change
Same property operating expenses
Property	18,058	16,903	1,155	6.8
Real estate taxes and insurance	7,972	7,501	471	6.3

Total same property operating expenses	26,030	24,404	1,626	6.7

Same property net operating income	$61,668	$63,237	$(1,569)	(2.5)

Reconciliation to net income:
Same property net operating income	$61,668	$63,237
Non-comparable operating income	21,891	8,536
General and administrative expenses	(10,453)	(9,832)
Depreciation and amortization	(40,023)	(33,465)
Other expenses, net	(34,902)	(28,260)
Minority interests	56	(7)
Discontinued operations (2)	2,296	9,822

Net income	$533	$10,031

	Weighted Average Occupancy
	at December 31,
	2007	2006
Same Properties	88.0%	88.9%
Non-comparable Properties (3)	86.1%	84.7%
Total	87.5%	88.3%

(1)	Represents properties owned for the entirety of the periods presented.

(2)	Discontinued operations include the gain on disposal and income from the operations of properties classified as discontinued operations.

(3)	Non-comparable Properties include: Alexandria Corporate Park, 6600 Business Parkway, Crossways Commerce Center I (Expansion), John Marshall Highway (Building II), Northridge I & II, River’s Bend Center, Crossways I, Sterling Park Business Center, 1408 Stephanie Way, Airpark Business Center, Chesterfield Business Center, Hanover Business Center, Gateway 270, Davis Drive, Indian Creek Court, Gateway II, Owings Mills Commerce Center, Park Central, Greenbrier Circle Corporate Center, Greenbrier Technology Center I, Pine Glen, Ammendale Commerce Center, River’s Bend Center II and Annapolis Commerce Park East.
     Same Property NOI decreased $1.6 million, or 2.5%, for the twelve months ended December 31, 2007 as compared to the same period in 2006. Same property rental revenue decreased $0.4 million for the twelve months ended December 31, 2007, primarily as the result of a decline in the weighted average occupancy in 2007. Tenant reimbursements and other revenue increased $0.5 million for the twelve months ended December 31, 2007 as a result of increased operating expenses and higher ancillary fees. Total same property operating expenses increased $1.2 million for the full year of 2007 due to higher utility costs and increased snow removal costs. Real estate taxes and insurance increased $0.5 million for the twelve months ended December 31, 2007 due to higher assessments resulting in an increase to real estate tax expense.
Maryland

	Year Ended December 31,
(dollars in thousands)	2007	2006	$ Change	% Change
Number of buildings (1)	47	47	—	—
Same property revenues
Rental	$26,316	$26,257	$59	0.2
Tenant reimbursements and other	5,497	5,220	277	5.3

Total same property revenues	31,813	31,477	336	1.1

Same property operating expenses
Property	6,170	5,660	510	9.0
Real estate taxes and insurance	2,797	2,674	123	4.6

	Year Ended December 31,
(dollars in thousands)	2007	2006	$ Change	% Change
Total same property operating expenses	8,967	8,334	633	7.6

Same property net operating income	$22,846	$23,143	$(297)	(1.3)

Reconciliation to total property operating income:
Same property net operating income	$22,846	$23,143
Non-comparable net operating income	6,331	1,554

Total property operating income	$29,177	$24,697

	Weighted Average Occupancy
	at December 31,
	2007	2006
Same Properties	91.4%	93.1%
Non-comparable Properties (2)	80.5%	69.5%
Total	89.1%	91.0%

(1)	Represents properties owned for the entirety of the periods presented.

(2)	Non-comparable Properties include: Gateway 270, Indian Creek Court, Owings Mills Commerce Center, Ammendale Commerce Center and Annapolis Commerce Park East.
     Same Property NOI for the Maryland properties decreased $0.3 million for the twelve months ended December 31, 2007 compared to the same period in 2006. Total same property revenues increased $0.3 million during 2007 due to a slight increase in rental rates and additional recoveries as a result of increased operating expenses. Total same property operating expenses for the Maryland properties increased $0.6 million for the twelve months ended December 31, 2007, driven substantially by higher snow removal costs during the first quarter of 2007 and increased real estate taxes.
Northern Virginia

	Year Ended December 31,
(dollars in thousands)	2007	2006	$ Change	% Change
Number of buildings (1)	43	43	—	—
Same property revenues
Rental	$27,716	$28,093	$(377)	(1.3)
Tenant reimbursements and other	4,887	4,947	(60)	(1.2)

Total same property revenues	32,603	33,040	(437)	(1.3)

Same property operating expenses
Property	6,547	6,221	326	5.2
Real estate taxes and insurance	2,898	2,571	327	12.7

Total same property operating expenses	9,445	8,792	653	7.4

Same property net operating income	$23,158	$24,248	$(1,090)	(4.5)

Reconciliation to total property operating income:
Same property net operating income	$23,158	$24,248
Non-comparable net operating income	2,357	734

Total property operating income	$25,515	$24,982

	Weighted Average Occupancy
	at December 31,
	2007	2006
Same Properties	88.8%	92.0%
Non-comparable Properties (2)	86.8%	78.6%
Total	89.4%	90.8%

(1)	Represents properties owned for the entirety of the periods presented except for properties classified as discontinued operations as required under GAAP.

(2)	Non-comparable Properties include: Alexandria Corporate Park, Sterling Park Business Center, Davis Drive and John Marshall Highway (Building II).
     Same Property NOI for the Northern Virginia properties decreased $1.1 million for the twelve months ended December 31, 2007 compared to the same period in 2006. Same property rental revenue decreased $0.4 million during the twelve months ended December 31, 2007 as a result of a decline in the weighted average occupancy in 2007. Tenant reimbursement revenue decreased $0.1 million for the full year of 2007 compared to the same period in 2006 due to higher vacancy. For full year 2007, same property operating expenses increased $0.6 million, due to an increase in utility costs and to higher assessed values on many properties that, in turn, resulted in increased real estate tax expense.
Southern Virginia

	Year Ended December 31,
(dollars in thousands)	2007	2006	$ Change	% Change
Number of buildings (1)	20	20	—	—
Same property revenues
Rental	$18,665	$18,757	$(92)	(0.5)
Tenant reimbursements and other	4,617	4,367	250	5.7

Total same property revenues	23,282	23,124	158	0.7

Same property operating expenses
Property	5,341	5,022	319	6.4
Real estate taxes and insurance	2,277	2,256	21	0.9

Total same property operating expenses	7,618	7,278	340	4.7

Same property net operating income	$15,664	$15,846	$(182)	(1.1)

Same property net operating income	$15,664	$15,846
Non-comparable net operating income	13,203	6,248

Total property operating income	$28,867	$22,094

	Weighted Average Occupancy
	at December 31,
	2007	2006
Same Properties	84.1%	82.7%
Non-comparable Properties (2)	87.2%	90.2%
Total	85.4%	84.9%

(1)	Represents properties owned for the entirety of the periods presented.

(2)	Non-comparable Properties include: Crossways Commerce Center I (Expansion), River’s Bend Center, Northridge I & II, Crossways I, 1408 Stephanie Way, Airpark Business Center, Chesterfield Business Center, Hanover Business Center, Gateway II, Park Central, Greenbrier Circle Corporate Center, Greenbrier Technology Center I, Pine Glen and River’s Bend Center II.
     Same property NOI for the Southern Virginia properties decreased $0.2 million for the twelve months ended December 31, 2007 compared to the same period in 2006. Same property rental revenue decreased $0.1 million during 2007 as the result of a greater amount of deferred market revenue being recognized in 2006 for leases that ended prior to their contractual term, offset in part by higher average occupancy. Tenant reimbursement revenue increased $0.2 million during the twelve months ended December 31, 2007 as higher average occupancy resulted in greater recoveries. Same property operating expenses increased $0.3 million during full year 2007 due to increased repairs and maintenance expense and higher utility costs, while real estate taxes and insurance remained relatively unchanged.
2006 Compared to 2005
     The following tables of selected operating data provide the basis for our discussion of Same Property NOI in 2006 compared to 2005:

	Years Ended December 31,
(dollars in thousands)	2006	2005	$ Change	% Change
Number of buildings (1)	78	78	—	—
Same property revenues
Rental	$52,281	$51,254	$1,027	2.0
Tenant reimbursements and other	9,807	8,774	1,033	11.8

Total same property revenues	62,088	60,028	2,060	3.4

Same property operating expenses
Property	11,457	11,255	202	1.8
Real estate taxes and insurance	5,191	5,197	(6)	(0.1)

Total same property operating expenses	16,648	16,452	196	1.2

Same property net operating income	$45,440	$43,576	$1,864	4.3

Reconciliation to net income
Same property net operating income	$45,440	$43,576
Non-comparable net operating income	26,333	8,578
General and administrative expenses	(9,832)	(7,940)
Depreciation and amortization	(33,465)	(23,257)
Other expenses, net	(28,260)	(22,600)
Minority interests	(7)	109
Discontinued operations (2)	9,822	2,884

Net income	$10,031	$1,350

	Weighted Average Occupancy
	at December 31,
	2006	2005
Same Properties	94.1%	93.4%
Non-comparable Properties (3)	82.1%	83.6%
Total	88.3%	90.9%

(1)	Represents properties owned for the entirety of the periods presented.

(2)	Discontinued operations include the gain on disposal and income from the operations of properties classified as discontinued operations.

(3)	Non-comparable Properties include: Alexandria Corporate Park, 6600 Business Parkway, Crossways Commerce Center I (Expansion), John Marshall Highway (Building II), Reston Business Campus, Cavalier Industrial Park, Enterprise Center, Glenn Dale Business Center, Gateway Centre, 1434 Crossways Boulevard, Enterprise Parkway, 403/405 Glenn Drive, Diamond Hill Distribution Center, Linden Business Center, Owings Mills Business Center, Prosperity Business Center, 1000 Lucas Way, River’s Bend Center, Northridge I & II, Crossways I, Sterling Park Business Center, 1408 Stephanie Way, Airpark Business Center, Chesterfield Business Center, Hanover Business Center, Gateway 270, Davis Drive, Indian Creek Court, Gateway II, Owings Mills Commerce Center, Park Central, Greenbrier Circle Corporate Center, Greenbrier Technology Center I, Pine Glen, Ammendale Commerce Center, River’s Bend Center II and Annapolis Commerce Park East.
     Same Property NOI increased $1.9 million, or 4.3%, in 2006 over 2005. Same property rental revenue increased $1.0 million, or 2.0%, in 2006 as a result of higher rental rates on new and renewal leases, while occupancy remained relatively unchanged.

Tenant reimbursement and other revenue increased $1.1 million, or 11.8%, generally reflecting the Company’s conversion of many new and renewal leases to a triple-net basis whereby a higher percentage of operating expenses are recovered. Total Same Property operating expenses increased $0.2 million, or 1.8%, due substantially to higher variable operating costs, with a portion attributable to the deregulation of utility contracts on our Maryland properties prior to the Company entering into fixed-rate utility contracts in late 2006. The increase in property operating expense was more than offset by the increase in tenant reimbursement revenue as a result of the increase in triple-net leases.
Maryland

	Year Ended December 31,
(dollars in thousands)	2006	2005	$ Change	% Change
Number of buildings (1)	42	42	—	—
Same property revenues
Rental	$23,157	$23,139	$18	0.1
Tenant reimbursements and other	4,712	4,249	463	10.9

Total same property revenues	27,869	27,388	481	1.8

Same property operating expenses
Property	4,959	4,748	211	4.4
Real estate taxes and insurance	2,437	2,381	56	2.4

Total same property operating expenses	7,396	7,129	267	3.7

Same property net operating income	$20,473	$20,259	$214	1.1

Reconciliation to total property operating Income:
Same property net operating income	$20,473	$20,259
Non-comparable net operating income	4,224	2,095

Total property operating income	$24,697	$22,354

	Weighted Average Occupancy
	at December 31,
	2006	2005
Same Properties	92.1%	92.8%
Non-comparable Properties (2)	87.4%	99.3%
Total	91.0%	93.9%

(1)	Represents properties owned for the entirety of the periods presented, except for properties classified as discontinued operations as required under GAAP.

(2)	Non-comparable Properties include: Glenn Dale Business Center, Owings Mills Business Center, Gateway 270, Indian Creek Court, Owings Mills Commerce Center, Ammendale Commerce Center and Annapolis Commerce Park East.
     Same Property NOI for the Maryland properties increased $0.2 million for the twelve months ended December 31, 2006 compared to the same period in 2005. Same property rental revenue remained relatively unchanged during the full year of 2007 compared to the full year of 2006. Same property tenant reimbursements revenue increased $0.5 million during the twelve months ended December 31, 2007 as a result of greater tenant recoveries due to higher operating costs. Total same property operating expenses for the Maryland properties increased $0.3 million for the twelve months ended December 31, 2007, driven substantially by higher repairs and maintenance costs and by a slight increase in real estate taxes during 2006.

Northern Virginia

	Year Ended December 31,
(dollars in thousands)	2006	2005	$ Change	% Change
Number of buildings (1)	27	27	—	—
Same property revenues
Rental	$19,134	$18,454	$680	3.7
Tenant reimbursements and other	3,240	2,648	592	22.4

Total same property revenues	22,374	21,102	1,272	6.0

Same property operating expenses
Property	4,105	4,291	(186)	(4.3)
Real estate taxes and insurance	1,658	1,704	(46)	(2.7)

Total same property operating expenses	5,763	5,995	(232)	(3.9)

Same property net operating income	$16,611	$15,107	$1,504	10.0

Reconciliation to total property operating income:
Same property net operating income	$16,611	$15,107
Non-comparable net operating income	8,371	3,773

Total property operating income	$24,982	$18,880

	Weighted Average
	Occupancy at December 31,
	2006	2005
Same Properties	94.5%	92.5%
Non-comparable Properties (2)	83.4%	86.9%
Total	90.8%	91.8%

(1)	Represents properties owned for the entirety of the periods presented, except for properties classified as discontinued operations as required under GAAP.

(2)	Non-comparable Properties include: Alexandria Corporate Park, Reston Business Campus, Enterprise Center, Gateway Centre, 403/ 405 Glenn Drive, Linden Business Center, Prosperity Business Center, Sterling Park Business Center, John Marshall Highway (Building II) and Davis Drive.
     Same Property NOI for the Northern Virginia properties increased $1.5 million for the twelve months ended December 31, 2006 compared to the same period in 2005. Same property rental revenue increased $0.7 million during the twelve months ended December 31, 2007 as a result of an increase in property occupancy. Also, same property tenant reimbursement revenue increased $0.6 million for the full year of 2007 compared to the same period in 2006 as a result of greater recoveries due to the higher property occupancy. Same property operating expenses decreased $0.2 million, due to a decrease in utility costs and lower real estate tax expense.
Southern Virginia

	Year Ended December 31,
(dollars in thousands)	2006	2005	$ Change	% Change
Number of buildings (1)	9	9	—	—
Same property revenues
Rental	$9,990	$9,661	$329	3.4

	Year Ended December 31,
(dollars in thousands)	2006	2005	$ Change	% Change
Tenant reimbursements and other	1,855	1,877	(22)	(1.2)

Total same property revenues	11,845	11,538	307	2.7

Same property operating expenses
Property	2,393	2,216	177	8.0
Real estate taxes and insurance	1,096	1,112	(16)	(1.4)

Total same property operating expenses	3,489	3,328	161	4.8

Same property net operating income	$8,356	$8,210	$146	1.8

Same property net operating income	$8,356	$8,210
Non-comparable net operating income	13,738	2,710

Total property operating income	$22,094	$10,920

	Weighted Average Occupancy
	at December 31,
	2006	2005
Same Properties	97.5%	95.8%
Non-comparable Properties (2)	80.4%	72.1%
Total	84.9%	85.8%

(1)	Represents properties owned for the entirety of the periods presented.

(2)	Non-comparable Properties include: Cavalier Industrial Park, 1434 Crossways Boulevard, Enterprise Parkway, Diamond Hill Distribution Center, 1000 Lucas Way, Northridge I & II, River’s Bend Center, Crossways I, 1408 Stephanie Way, Airpark Business Center, Chesterfield Business Center, Hanover Business Center, Gateway II, Park Central, Greenbrier Circle Corporate Center, Greenbrier Technology Center I, Pine Glen and River’s Bend Center II.
     Same property NOI for the Southern Virginia properties increased $0.1 million for the twelve months ended December 31, 2006 compared to the same period in 2005. Same property rental revenue increased $0.3 million for the twelve months ended December 31, 2006 compared to the same periods in 2005 due to an increase in occupancy. Tenant reimbursement revenue remained relatively unchanged during the twelve months ended December 31, 2006. Same property operating expenses increased $0.2 million during full year 2007 due to an increase in non-recoverable expenses, which was slightly offset by decrease in real estate taxes and insurance.
Liquidity and Capital Resources
     The Company expects to meet short-term liquidity requirements generally through working capital, net cash provided by operations, and, if necessary, borrowings on its unsecured revolving credit facility. As a REIT, the Company is required to distribute at least 90% of its taxable income to its shareholders on an annual basis. The Company also regularly requires capital to invest in its existing portfolio of operating assets for capital projects. These capital projects include routine capital improvements and maintenance and leasing-related costs, including tenant improvements and leasing commissions.
     On February 27, 2006, the Company entered into a $50.0 million Term Loan Agreement with Key Bank, N.A. The loan had a five-year term maturing in March 2011 with interest payable at a variable interest rate of LIBOR plus a spread determined by the Company’s leverage levels. Proceeds from the loan were used to partially fund acquisitions and pay down a portion of the Company’s unsecured revolving credit facility. The Company repaid this loan in June 2006 using proceeds from the private placement of Senior Notes discussed below.
     On April 26, 2006, the Company further amended and restatement to its unsecured revolving credit facility, which increased the permitted borrowings under the facility from $100.0 million to $125.0 million. The facility, which was scheduled to mature in May 2009, has a feature that allows the Company to increase the size of the facility to up to $225.0 million. Borrowings on the facility bear interest at 120 to 160 basis points over LIBOR depending on the Company’s overall leverage levels. The exact interest payable under the facility depends upon the ratio of our total indebtedness to total asset value, and this ratio cannot exceed 65%. The Company is required to pay an annual commitment fee of 0.15% based on the amount of unused capacity under the credit facility.
     On April 4, 2007, the Company further amended its unsecured revolving credit facility, which extended the facility’s maturity date to April 26, 2010, with the ability to further extend the maturity date to April 26, 2011. Also, the first amendment lowered the Company’s permitted maximum total indebtedness from 65% to 60% of its total asset value, as defined in its credit facility agreement, and lowered the interest rate spread from 120 to 160 basis points over LIBOR to 80 to 135 basis points over LIBOR. The unsecured facility contains financial and other covenants. As of December 31, 2007, the Company met all requirements under these covenants.
     On June 22, 2006, the Operating Partnership completed a private placement of unsecured Senior Notes totaling $75.0 million. The transaction comprised of $37.5 million in 7-year Series A Senior Notes, maturing on June 15, 2013, bearing a fixed interest rate of 6.41% and $37.5 million in 10-year Series B Senior Notes, maturing on June 15, 2016, bearing a fixed interest rate of 6.55%. Interest is payable for the Series A and Series B Senior Notes on June 15 and December 15 of each year beginning on December 15, 2006. The Senior Notes are equal in right of payment with all the Company’s other senior unsubordinated indebtedness. The proceeds from the issuance of the Senior Notes were used to repay the outstanding $50.0 million term loan, described above, and to fund a portion of the purchase price of fourteen buildings in Richmond, Virginia. The unsecured facility contains financial and other covenants. As of December 31, 2007, the Company met all requirements under these covenants.
     On July 21, 2006, the Company completed an offering of 3,450,000 common shares of beneficial interest at $27.46 per share, generating net proceeds of approximately $90.0 million. The Company used $55.5 million of the net proceeds to repay the balance and accrued interest on its unsecured revolving credit facility and the remaining proceeds were applied toward the purchase of Gateway 270.
     On December 11, 2006, the Operating Partnership issued $125.0 million of 4.00% Exchangeable Senior Notes for net proceeds of approximately $122.2 million, net of a $2.8 million discount at issuance resulting in an effective interest rate of 4.45%. The Company used $73.6 million of the net proceeds from the Exchangeable Senior Notes issuance to repay the outstanding balance on its unsecured revolving credit facility, including accrued interest, and $7.6 million of the proceeds to purchase a capped call option. The capped call option is designed to reduce the potential dilution of common shares upon the exchange of the notes and protects the Company against any dilutive effects of the conversion feature if the market price of the Company’s common shares is between $36.12 and $42.14 per share. This option allows the Company to receive shares of the Company’s common stock from a counterparty equal to the amount of common stock and/or cash related to the excess conversion value that the Company would pay the holders of the Exchangeable Senior Notes upon conversion. The Company applied the majority of the remaining proceeds toward the January 2007 purchase of three buildings at Greenbrier Business Center. The Exchangeable Senior Notes contain financial and other covenants. As of December 31, 2007, the Company met all requirements under these covenants.
     In March 2008, the Board of Trustees authorized the Company to use up to $30 million to repurchase its Exchangeable Senior Notes.  In early March 2008, the Company agreed to terms to repurchase $13.75 million of the Exchangeable Senior Notes from a third party, with settlement anticipated to occur in mid-March 2008.
     On August 7, 2007, the Company entered into a $50.0 million Secured Term Loan with Key Bank, N.A. The loan, which matures on August 7, 2010, has a one-year extension option and can be expanded to $100.0 million. The interest rate on the loan adjusts on a monthly basis, at which time all outstanding interest on the loan is payable. Borrowings on the loan bear interest at 70 to 125 basis points over LIBOR, depending on the Company’s overall leverage. The Company received proceeds of $49.6 million from the transaction, which were used to pay down a portion of the Company’s unsecured revolving credit facility and the related interest. As of December 31, 2007, the Company met all covenants of the secured term loan. In January 2008, the Company entered into a $50 million interest rate swap to hedge the interest rate exposure on its one month LIBOR based borrowings. The interest rate swap is an effective hedge that fixes the Company’s underlying interest rate on a $50 million notional balance at 2.71% plus a spread of 0.70% to 1.25% (depending on the Company’s overall leverage level), for a total rate ranging from 3.41% to 3.96%. The Secured Term Loan contains financial and other covenants. As of December 31, 2007, the Company met all requirements under these covenants.
     Although the recent uncertainty in the global credit markets has had varying impacts that have negatively impacted debt financing and the availability of capital across many industries, the Company anticipates that its available cash flow from operating activities, and available cash from borrowings and other sources, will be adequate to meet its capital and liquidity needs in both the short and long term.
     The Company intends to meet long-term funding requirements for building acquisitions, development, redevelopment and other non-recurring capital improvements through net cash from operations, long-term secured and unsecured indebtedness, including borrowings under its unsecured revolving credit facility, term loans, unsecured notes and the issuance of equity and debt securities. The Company’s ability to raise funds through sales of debt and equity securities is dependent on, among other things, general economic and market conditions for REITs, rental rates, occupancy levels, market perceptions and the trading price of the Company’s shares. The Company will continue to analyze which sources of capital are most advantageous to it at any particular point in time, but the capital markets may not be consistently available on terms the Company deems attractive.
     On April 16, 2007, the Company filed a shelf registration statement with the Securities and Exchange Commission by which it registered an unspecified amount of senior debt securities, subordinated debt securities, preferred shares and common shares. The registration permits the Company to offer and sell these types of securities from time to time on a continuous basis under Rule 415 of the Securities Act of 1933, as amended.
     The Company could also fund building acquisitions, development and other non-recurring capital improvements through additional borrowings, sales of assets or joint ventures. The Company could also issue units of partnership interest in the Operating Partnership to fund a portion of the purchase price for some of its future building acquisitions. During 2007, the Company issued 72,159 Operating Partnership units as partial consideration for the acquisition of Annapolis Commerce Park East.
Debt Financing
     The following table sets forth certain information with respect to the Company’s indebtedness outstanding as of December 31, 2007.

			Principal
			Balance
	Effective		December 31,	Annualized	Maturity	Balance at
(amounts in thousands, except percentages)	Interest Rate		2007	Debt Service	Date	Maturity
Fixed Rate Debt
Herndon Corporate Center (1)	5.66%		$8,538	$603	4/01/2008	$8,549
Norfolk Commerce Park II	5.28%		7,192	648	8/07/2008	7,034
Suburban Maryland Portfolio(2),(3)	5.54%		73,546	6,434	9/11/2008	71,825
Glenn Dale Business Center	5.13%		8,496	780	5/01/2009	8,033
4200 Tech Court (2)	8.07%		1,752	168	10/01/2009	1,705
Park Central I	5.66%		4,991	519	11/01/2009	4,523
4212 Tech Court	8.53%		1,710	169	6/01/2010	1,654
Park Central II	5.66%		6,196	638	11/01/2010	5,289
Enterprise Center (2)	5.20%		18,772	1,647	12/01/2010	16,712
Indian Creek Court (2)	5.90%		13,199	1,162	1/01/2011	11,982
403/405 Glenn Drive	5.50%		8,790	746	7/01/2011	7,807
4612 Navistar Drive (2)	5.20%		13,565	1,131	7/11/2011	11,921
Campus at Metro Park (2)	5.25%		24,893	2,028	2/11/2012	21,581
1434 Crossways Boulevard Building II	5.38%		10,535	826	8/05/2012	8,866
Crossways Commerce Center	6.70%		25,377	2,087	10/01/2012	23,313
Newington Business Park Center	6.70%		16,008	1,316	10/01/2012	14,706
Prosperity Business Center	5.75%		3,862	332	1/01/2013	3,242
Aquia Commerce Center I	7.28%		725	165	2/01/2013	42
1434 Crossways Boulevard Building I	5.38%		8,992	665	3/05/2013	7,597
Linden Business Center	5.58%		7,515	559	10/01/2013	6,596
Owings Mills Business Center	5.75%		5,742	425	3/01/2014	5,066
Annapolis Commerce Park East	6.25%		8,834	665	6/01/2014	8,010
Plaza 500, Van Buren Business Park, Rumsey Center, Snowden Center, Greenbrier Technology Center II, Norfolk Business Center and Alexandria Corporate Park	5.19%		100,000	5,190	8/01/2015	100,000
Hanover Business Center
Hanover Building D	6.63%		961	161	8/01/2015	13
Hanover Building C	6.63%		1,359	161	12/01/2017	13
Chesterfield Business Center
Chesterfield Buildings C, D and H	6.63%		2,501	414	8/01/2015	34
Chesterfield Buildings A, B, E and F	6.63%		2,829	318	6/01/2021	26
Gateway Centre Building I	5.88%		1,649	239	11/01/2016	—
Airpark Business Center	6.63%		1,543	173	6/01/2021	14

	5.60	%(4)	390,072	30,369		356,153

		Principal
		Balance
	Effective	December 31,	Annualized	Maturity	Balance at
(amounts in thousands, except percentages)	Interest Rate	2007	Debt Service	Date	Maturity
Convertible Debt
Exchangeable Senior Notes (5)	4.45%	122,797	5,000	12/15/2011	125,000

Senior Unsecured Debt
Series A Notes	6.41%	37,500	2,404	6/15/2013	37,500
Series B Notes	6.55%	37,500	2,456	6/15/2016	37,500

Total Fixed Rate Debt		$587,869	$40,229		$556,153

Floating Rate Debt
Secured Term Loan (6)	LIBOR+1.10%	50,000	2,850	8/7/2010	50,000
Unsecured Revolving Credit Facility	LIBOR+1.20%	38,600	2,239	4/26/2010	38,600

Total at December 31, 2007		$676,469	$45,318		$644,753

(1)	The loan was prepaid in February 2008.

(2)	The maturity date on these loans represents the anticipated repayment date of the loans, after which date the interest rates on the loans increase.

(3)	Deer Park, Gateway Center, Gateway West, Girard Business Center, Girard Place, 15 Worman’s Mill Court, 20270 Goldenrod Lane, 6900 English Muffin Way, 4451 Georgia Pacific Boulevard, 7561 Lindbergh Drive, Patrick Center, West Park, Woodlands Business Center and Old Courthouse Square collectively are referred to as the Suburban Maryland Portfolio.

(4)	Weighted average interest rate on total mortgage debt.

(5)	The balance is net of original issue discount.

(6)	The secured term loan, which matures in August 2010, has a one-year extension option and can be expanded to $100.0 million. Borrowings on the loan bear interest at 70 to 125 basis points over LIBOR, depending on the Company’s overall leverage. In January 2008, the Company entered into an interest rate swap that fixes the secured term loan’s interest rate at 2.71% plus a spread of 0.70% to 1.25% (depending on the Company’s overall leverage level) for a total rate ranging from 3.41% to 3.96%.
     All of our outstanding debt contains customary, affirmative covenants including financial reporting, standard lease requirements and certain negative covenants, all of which the Company was in compliance with as of December 31, 2007. The Company is also subject to cash management agreements with most of its mortgage lenders. These agreements require that revenue generated by the subject property be deposited into a clearing account and then swept into a cash collateral account for the benefit of the lender from which cash is distributed only after funding of improvement, leasing and maintenance reserves and payment of debt service, insurance, taxes, capital expenditures and leasing costs.
Derivative Financial Instruments
     In the normal course of business, the Company is exposed to the effect of interest rate changes. The Company has entered into derivative agreements to mitigate exposure to unexpected changes in interest rates and has used interest rate protection or cap agreements to reduce the impact of interest rate changes. The Company will only enter into these agreements with highly rated institutional counterparts.
     The Company may designate a derivative as either a hedge of the cash flows from a debt instrument or anticipated transaction (cash flow hedge) or a hedge of the fair value of a debt instrument (fair value hedge). All derivatives are recognized as assets or liabilities at fair value with the offset to accumulated other comprehensive income in shareholders’ equity for effective hedging relationships. Derivative transactions that do not qualify for hedge accounting treatment or are considered ineffective will result in changes in fair value recognized in earnings.
     In May 2006, the Company entered into a forward treasury lock agreement to effectively lock the interest rate in anticipation of a planned debt issuance in an effort to minimize the risk of rising interest rates during the period prior to issuance. The Company closed out the derivative in June 2006 upon the pricing of the $75.0 million Senior Notes and settled the contract with a cash payment of $0.7 million to the counterparty.
     On December 11, 2006, the Operating Partnership issued $125.0 million of 4.00% Exchangeable Senior Notes for net proceeds of approximately $122.2 million, net of a $2.8 million discount at issuance resulting in an effective interest rate of 4.45%. The Company used $73.6 million of the net proceeds from the Exchangeable Senior Notes issuance to repay the outstanding balance on its unsecured revolving credit facility, including accrued interest, and $7.6 million of the proceeds to purchase a capped call option. The capped call option is designed to reduce the potential dilution of common shares upon the exchange of the notes and protects the Company against any dilutive effects of the conversion feature if the market price of the

Company’s common shares is between $36.12 and $42.14 per share. This option allows the Company to receive shares of the Company’s common stock from a counterparty equal to the amount of common stock and/or cash related to the excess conversion value that the Company would pay the holders of the Exchangeable Senior Notes upon conversion. The option was recorded as a reduction to shareholders’ equity.
     In January 2008, the Company entered into a $50 million interest rate swap to hedge the interest rate exposure on its one-month LIBOR based borrowings. The interest rate swap is an effective hedge that fixes the Company’s underlying interest rate on a $50 million notional balance at 2.71% plus a spread of 0.70% to 1.25% (depending on the Company’s overall leverage level), for a total rate ranging from 3.41% to 3.96%. The interest rate swap expires in August 2010, concurrent with the maturity of the Company’s Secured Term Loan.
Off-Balance Sheet Arrangements
     The Company was not a party to any joint venture agreements and had no off-balance sheet arrangements as of December 31, 2007 or 2006.
Disclosure of Contractual Obligations
     The following table summarizes known material contractual obligations associated with investing and financing activities as of December 31, 2007 (amounts in thousands).

		Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 Years	3 -5 Years	More than 5 Years
Mortgage loans	$390,072	$95,469	$62,285	$101,822	$130,496
Exchangeable senior notes (1)	125,000	—	—	125,000	—
Senior notes	75,000	—	—	—	75,000
Secured term loan	50,000	—	50,000	—	—
Credit facility	38,600	—	38,600	—	—
Interest expense (2)	160,417	35,624	60,104	36,795	27,894
Operating leases	3,628	779	1,696	1,153	—
Development	6,324	6,324	—	—	—
Redevelopment	418	418	—	—	—
Capital expenditures	1,568	1,568	—	—	—
Tenant improvements	3,297	3,297	—	—	—

Total	$854,324	$143,479	$212,685	$264,770	$233,390

(1)	Total carrying value of the Exchangeable Senior Notes was $122,797, net of discount, at December 31, 2007.

(2)	Interest expense for the Company’s fixed rate obligations represents the amount of interest that is contractually due under the terms of the respective loans. Interest expense for the Company’s variable rate obligations is calculated using the outstanding balance and applicable interest rate at December 31, 2007 over the life of the obligation.
     Development contractual obligations include commitments primarily related to the construction of an office building at Sterling Park Business Center. Redevelopment contractual obligations include commitments to another building at Sterling Park Business Center. Capital expenditure obligations represent commitments for roof, asphalt, HVAC and common area replacements contractually obligated as of December 31, 2007. Tenant improvement obligations include costs the Company expects to incur on leases in place at December 31, 2007. The Company had no other material contractual obligations as of December 31, 2007.
     In March and May 2008, the Company repurchased $13.75 million and $20.25 million, respectively, of its Exchangeable Senior Notes at a discount, which resulted in gains of $2.1 million and $2.6 million, respectively, net of deferred financing costs and original issue discount write-offs. The repurchases were funded with borrowings on the Company’s unsecured revolving credit facility and available cash. The repurchase of the Exchangeable Senior Notes effectively terminated the capped call option associated with the repurchased notes.
     On July 7, 2008, the Company prepaid the $7.0 million remaining principal balance and the related accrued interest on the mortgage loan that encumbered Norfolk Commerce Park II. The prepayment was funded with borrowings on the Company’s unsecured revolving credit facility and available cash. Deferred financing costs associated with the mortgage were inconsequential and no prepayment penalties were incurred.
     On August 11, 2008, the Company repaid a $72 million first mortgage loan that was secured by 14 properties in suburban Maryland.  The repayment was completed using a combination of a new secured term loan provided by KeyBank, N.A. and funds drawn on the Company’s unsecured revolving credit facility. The term loan has an initial balance of $35 million with the ability to increase the loan amount by an additional $35 million. The loan bears interest at a rate of 225 basis points over LIBOR, matures in September 2010, and has a one-year extension option.
Funds From Operations
     Many investors and analysts following the real estate industry use funds from operations (“FFO”) as a supplemental performance measure. Management considers FFO an appropriate supplemental measure given its wide use by and relevance to investors and analysts. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assume that the value of real estate diminishes predictably over time.
     As defined by the National Association of Real Estate Investment Trusts (“NAREIT”) in its March 1995 White Paper (as amended in November 1999 and April 2002), FFO represents net income (computed in accordance with GAAP), excluding gains (losses) on sales of real estate, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company computes FFO in accordance with NAREIT’s definition, which may differ from the methodology for calculating FFO, or similarly titled measures, used by other companies and this may not be comparable to those presentations. The Company adds back minority interest in the income from its Operating Partnership on determining FFO. The Company believes this is appropriate as Operating Partnership units are presented on an as-converted, one-for-one basis for shares of stock in determining FFO per fully diluted share.
     FFO should not be viewed as a substitute to net income as a measure of the Company’s operating performance since it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of the Company’s properties, which are significant economic costs that could materially impact the Company’s results of operations.
     The following table presents a reconciliation of net income to FFO available to common share and unit holders (amounts in thousands):

	Funds From Operations
	Years Ended December 31,
	2007	2006	2005
Net income	$533	$10,031	$1,350
Add: Depreciation and amortization of real estate assets	40,023	33,465	23,257
Discontinued operations depreciation and amortization	1,098	1,074	1,640
Minority interests	20	509	109
Deduct: Gain on sale of disposed property	—	(7,475)	—

FFO available to common shareholders and unitholders	$41,674	$37,604	$26,356

Weighted average number of diluted common shares and Operating Partnership units outstanding	25,026	23,265	18,059
Forward Looking Statements
     This report contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete current and future acquisitions; the Company’s ability to obtain additional financing; and other risks detailed under “Risk Factors” in Part I, Item 1A of this Annual Report on Form 10-K. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
     We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this discussion, or elsewhere, might not occur.